UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 12, 2007

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000 — 30733 (Commission File Number)	41-1978822 (I.R.S. Employer Identification Number)

10700 Bren Road West
Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)
(952) 930-6000
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Section 7 — Regulation FD
Item 7.01. Regulation FD Disclosure.
American Medical Systems, Inc. recently initiated litigation against Biolitec, Inc., a subsidiary of Biolitec AG, in the United States District Court for the District of Massachusetts, alleging patent infringement. American Medical Systems, and its wholly-owned subsidiary Laserscope, allege that Biolitec’s EVOLVE SLV laser system infringes on at least one U.S. patent relating to the use of laser energy to treat patients with benign prostatic hyperplasia (BPH), more commonly known as “enlarged prostate”. AMS is seeking both unspecified monetary and injunctive relief barring the manufacture, use and sale of infringing Biolitec products.
American Medical Systems, Inc. is also updating its previous disclosure regarding the PREVENT IDE study, its evaluation of the Ovion™ permanent sterilization device. To date, more than 200 of a planned 600 patients have been enrolled. The company has temporarily suspended enrollment in the study. This suspension, which is currently expected to last approximately 4 months, allows the company to critically assess early placement results to determine if the placement technique or device requires further optimization before enrollment resumes. The Ovion product thus far has met or exceeded performance expectations in several ways. The Ovion product is receiving praise from study investigators regarding its ease of placement and use in the office setting. The preliminary clinical data to date indicate no reports of unanticipated safety concerns or pregnancies. The company has taken these actions in order to optimize product performance when it begins commercial launch. The company is evaluating how this suspension will affect the anticipated US launch, which has previously been estimated to begin in 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
Dated: July 12, 2007	By:	/s/ Mark A. Heggestad
		Name:	Mark A. Heggestad
		Title:	Executive Vice President and Chief Financial Officer

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